Exhibit (e)

Certification under Rule 466

The depositary, Deutsche Bank Trust Company Americas, represents and certifies the following:

(1)      That it previously had filed a registration statement on Form F-6 (Hochtief AG, 333-228091), which the U.S. Securities and Exchange Commission declared effective, with terms of deposit identical to the terms of deposit of this Form F-6 Registration Statement except for the shares represented by the American Depositary Shares and the name of the issuer of such shares; and

(2)      That its ability to designate the date and time of effectiveness under Rule 466 has not been suspended.

By: DEUTSCHE BANK TRUST COMPANY AMERICAS, Depositary

By:	/s/ Michael Fitzpatrick
	Name:	Michael Fitzpatrick
	Title:	Vice President

By:	/s/ Michael Curran
	Name:	Michael Curran
	Title:	Vice President